UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2016

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8530 Wilshire Blvd., Suite 450

Beverly Hills, California 90211

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 29, 2016 Barfresh Food Group Inc. (the “Company”) closed a private placement to accredited investors of $2,670,000 in promissory notes and warrants to purchase up to 1,335,000 shares of common stock of the Company for aggregate gross proceeds to the Company of $2,670,000. The notes accrue simple interest at a rate of 10% and mature one year from the date of subscription. In the event of the Company completes an equity financing prior to the maturity date of the notes, the holders shall have the right to convert all outstanding principal and accrued and unpaid interest under the notes into the class of equity issued in such financing on the same terms as the other investors concurrently with the closing of such financing. The warrants are exercisable for a term of five years at a per share price of $1.00. Shares of common stock underlying the notes and issuable upon exercise of the warrants have piggy-back registration rights. Of the aggregate offering amount, $635,000 of the notes and warrants to purchase up to 317,500 shares of common stock were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors. The net proceeds of the offering will be used for general corporate and working capital purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of Registrant

The disclosures set forth in Item 1.01 are incorporated into this Item 2.03 by this reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 are incorporated into this Item 3.02 by this reference.

The Company believes that the issuance of the notes and warrants is exempt from registration pursuant to Rule 506(b) of Regulation D, promulgated under the Securities Act of 1933, as amended, on the basis that the offering is limited to accredited investors and involves no general solicitation or advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: February 1, 2016	By:	/s/ Joseph Tesoriero
	Name:	Joseph Tesoriero
	Its:	Chief Financial Officer